Exhibit 10.8

DATED	1 MAY 2010
(1)	BLUE FX HOLDINGS CORPORATION AND COWLEY CORPORATION

(2)	GARDENPARTY LIMITED

(3)	THE ODL MANAGEMENT SELLERS

(4)	THE ADHERING ODL SELLERS

(5)	FXCM HOLDINGS, LLC
SHARE PURCHASE AGREEMENT
FOR THE SALE AND PURCHASE OF ALL THE SHARES IN ODL GROUP LIMITED
REFERENCE : DJB/RPF/CRJ/502764.00002

Reed Smith LLP
The Broadgate Tower
20 Primrose Street
London EC2A 2RS
Phone: +44 (0) 20 3116 3000
Fax: +44 (0) 20 3116 3999
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r e e d s m i t h . c o m

CONTENTS
CLAUSE

1 INTERPRETATION	1
2 CONDITIONS PRECEDENT	1
3 SALE AND PURCHASE OF THE SHARES	4
4 CONSIDERATION	5
5 COMPLETION	5
6 THE ODL WARRANTIES	7
7 REPRESENTATIONS AND WARRANTIES OF THE BUYER	8
8 INDEMNITIES	9
9 CONDUCT OF EBT	11
10 ANCILLARY AGREEMENTS ON SIGNING AND OTHER PRE-COMPLETION OBLIGATIONS	12
11 POST-COMPLETION OBLIGATIONS	12
12 RESTRICTIVE COVENANTS	13
13 SELLERS’ REPRESENTATIVE	13
14 SERVICE OF NOTICES	15
15 ANNOUNCEMENTS	15
16 COSTS	16
17 CURRENCY CONVERSION	16
18 GROSS-UP	16
19 INTEREST ON LATE PAYMENTS	16
20 NO SET-OFF	16
21 ENTIRE AGREEMENT AND MODIFICATION	17
22 WAIVER	17
23 EFFECT OF COMPLETION	17
24 THIRD PARTY RIGHTS	17
25 ASSIGNMENT	17
26 SEVERANCE	18
27 FURTHER ASSURANCE	18
28 COUNTERPARTS	18
29 GOVERNING LAW AND JURISDICTION	18
30 SERVICE OF PROCESS	18

SCHEDULE

APPENDIX A	23
DOCUMENTS TO BE AGREED BY THE BUYER	23
APPENDIX B	25
FORM OF DEED OF WAIVER	25
APPENDIX C	26
TAX DEEDAPPENDIX D	26
APPENDIX D	27
LLC AGREEMENT	27

AGREEMENT dated	1 May 2010
BETWEEN:
(1)	BLUE FX HOLDINGS CORPORATION, a corporation incorporated registered in the State of Delaware, USA whose registered office is at 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801, USA and COWLEY CORPORATION, a corporation incorporated registered in the State of Delaware, USA whose registered office is at 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801, USA (together the “C-Corp Sellers” and each a “C-Corp Seller”);

(2)	GARDENPARTY LIMITED, a private company limited by shares, incorporated in the Isle of Man under registered number 109981c whose registered office is at 14-15 Mount Havelock, Douglas, Isle of Man IMI 20G (“Gardenparty”);

(3)	Each of GARRET GRAHAM WELLESLEY, LORENZO NALDINI and GILES ELLIOTT (together the “ODL Management Sellers”);

(4)	Each of the ODL SHAREHOLDERS LISTED IN PART 1 OF SCHEDULE 1 (excluding Gardenparty and the ODL Management Sellers) who subsequently execute and deliver Deeds of Adherence (the “Adhering ODL Sellers”), and

(5)	FXCM Holdings, LLC, a limited liability company formed in the State of Delaware, USA (the “Buyer”).

1	INTERPRETATION

1.1	Words and expressions used in this Agreement shall be interpreted in accordance with. Schedule 14.

1.2	The headings in this Agreement are for convenience only and shall not affect its interpretation.

1.3	Each of the Schedules shall have effect as if set out in this Agreement.

2	CONDITIONS PRECEDENT

2.1	Completion is conditional upon -
(a)	the FSA having given notice in writing and otherwise in accordance with the applicable provisions of FSMA that there is no objection to the Buyer acquiring control (within the meaning of FSMA) of the UK Regulated Company pursuant to this Agreement and that such notice is given without any term or condition which either on its own or together with any other such term or condition imposed by the FSA in such notice would in the opinion of the Buyer be reasonably likely to:
(i)	affect the ability of the UK Regulated Company to carry on its business to any material extent; or

(ii)	result in a material diminution in the value of the UK Regulated Company; or

(iii)	increase the consolidated regulatory capital requirement of the UK Regulated Company and FXCM UK to 200% or more as shown in the Consolidated ICAAP Determination;
(b)	the FSA having given notice in writing in accordance with the applicable provisions of FSMA that there is no objection to the C-Corp Sellers becoming a controller (within the meaning of FSMA) of the UK Regulated Company pursuant to this Agreement immediately prior to the sale of the Indirect Sale Shares to the Buyer;

(c)	a Deed of Waiver duly executed and delivered in the form attached at Appendix B by each of Gardenparty Limited, Frontpoint Financial Horizons Investments Limited, Frontpoint Financial Services Fund LP, the EBT Trustee, IFX Group Trust and Creative Finance;

(d)	the Signing Report having been finally agreed or determined in accordance with Schedule 6;

(e)	the Average Monthly Revenue Generating Volume shown in the Signing Report is equal to or larger than US$40 billion;

(f)	the Signing Net Assets of the ODL Group as shown in the Signing Report being greater than or equal to zero;

(g)	the passing of the Resolution;

(h)	termination of any and all contracts between a Group Company and a third party pursuant to which such third party may act as an appointed representative of a Group Company where such relationship is not, or has caused a Group Company to not be, fully compliant with Law including all requirements of the FSA from time to time or such third party is in breach of contract;

(i)	each of Giles Elliott, Lorenzo Naldini, Sean Park, Steven Reeves, John Thwaytes and Garret Graham Wellesley having executed and delivered to the Buyer an irrevocable deed of waiver in a form to be agreed between such persons and the Buyer acting reasonably; and

(j)	the documents listed at Appendix A being in a form approved by the Buyer, in writing, whose approval shall not be unreasonably withheld or delayed and if all the conditions set out in sub-clauses (a) to (j) above shall not have been fulfilled or waived by the Buyer and the Sellers’ Representative in accordance with clause 2.7 on or before the date six calendar months after the Signing Date (or such later date as may be stipulated under clause 2.7) (the “Long Stop Date”) then except for this clause 2.1 and clauses 1, 14, 15, 16, 21, 28, 29, and 30 this Agreement shall lapse and no party shall make any claim against any other in respect of this Agreement, except for any antecedent breach (including any breach of clause 2.2 or clause 2.6).

2.2	If any of the conditions set out in clause 2.1 are not fulfilled by the Long Stop Date, then the White Label Agreement and Referring Broker Agreement will continue in force on the terms of the White Label and Referring Broker Agreement until terminated in accordance with their respective terms.

2.3	The Buyer, Gardenparty (by the exercise of its voting rights at any shareholder meeting of the Company only), the ODL Management Sellers and the C-Corp Sellers shall each use all reasonable endeavours to fulfil or procure the fulfilment of the conditions set out in clause 2.1 as soon as reasonably practicable and in any event no later than the Long Stop Date and shall notify the other immediately upon the fulfilment of those conditions. Each of such parties acknowledges that in the event that it appears that there is a material risk that any of the conditions in sub-clauses 2.1(a) to 2.1(j) not being satisfied, then such obligation shall extend to seeking to restructure the transaction contemplated by this Agreement in such a manner that the relevant condition is no longer a mandatory requirement of applicable Law, without materially altering the entitlements or increasing the risk or liabilities (potential, contingent or otherwise) of the parties.

2.4	The ODL Management Sellers shall convene a meeting in accordance with the Company’s Articles for the purpose of proposing the Resolution and the ODL Management Sellers and Gardenparty shall vote in favour of the Resolution at such meeting.

2.5	Each of the Buyer and the ODL Management Sellers shall:
(a)	co-operate in good faith in the preparation of any application required to be made in connection with the satisfaction of any of the conditions in sub-clauses 2.1(a) and (b);

(b)	provide to the other any correspondence with the FSA or any other regulatory body in connection with the satisfaction of any of the conditions in sub-clauses 2.1(a) and (b) and each of the Buyer and the ODL Management Sellers shall:

(i)	so far as is reasonably practicable, procure that a representative nominated by the other is invited to participate in any meeting or material telephone call with the FSA or such other regulatory body in connection with such conditions, and

(ii)	if it is not reasonably practicable to procure such participation, provide to the other in writing a summary of the key aspects of the relevant meeting or telephone call.
2.6	Should any of Gardenparty, the ODL Management Sellers or the C-Corp Sellers become aware of anything which will or may prevent any of the conditions set out in clause 2.1 from being fulfilled that person shall immediately disclose the same in writing to the Buyer. Should the Buyer become aware of anything which will or may prevent any of the conditions set out in clause 2.1 from being fulfilled the Buyer shall immediately disclose the same in writing to the Sellers’ Representative.

2.7	Subject to any applicable Law, the Buyer and the Sellers’ Representative may together agree in writing to waive in whole or in part all or any of the conditions set out in clause 2.1 or extend the period in which the conditions set out in clause 2.1 are to be fulfilled.

3	SALE AND PURCHASE OF THE SHARES

3.1	Each of the ODL Shareholders shall sell the Indirect Sale Shares with full title guarantee and the C-Corp Sellers shall buy the Indirect Sale Shares on the terms and subject to the conditions of this Agreement.

3.2	Each of the ODL Shareholders shall sell the Direct Sale Shares with full title guarantee and the Buyer shall buy the Direct Sale Shares on the terms and subject to the conditions of this Agreement.

3.3	Conditionally on the sale of the Indirect Sale Shares pursuant to clause 3.1, the C-Corp Sellers shall sell all of the Indirect Sale Shares acquired by it with full title guarantee and the Buyer shall buy the Indirect Sale Shares on the terms and subject to the conditions of this Agreement.

3.4	In so far as they are able each of the ODL Sellers shall (i) procure that the debt-to-equity ratio of each of the C-Corp Sellers, determined by reference to the C-Corp Consideration Shares and the C-Corp Consideration Loan Notes shall not exceed 70:30 at the time the C-Corp Consideration Loan Notes are issued in accordance with clause 5, and (ii) shall not incur any financial indebtedness other than the C-Corp Consideration Loan Notes.

3.5	The Shares shall be sold free from all Encumbrances and with all rights now or hereafter becoming attached to them.

3.6	Each of the ODL Sellers irrevocably waives all rights of pre-emption and other restrictions on the transfer of the Shares conferred on such ODL Sellers arising under the articles of association of the Company, any shareholders’ agreement or otherwise.

3.7	The Buyer shall not be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all of the Shares is completed in accordance with this Agreement.

4	CONSIDERATION

4.1	The C-Corp Consideration shall be satisfied in full by the issue to each of the ODL Sellers of (i) the C-Corp Consideration Shares and (ii) the C-Corp Consideration Loan Notes in the proportions set opposite their respective names in part 1 of Schedule 1.

4.2	The Buyer Direct Consideration shall be satisfied in accordance with Schedule 6 by the issue of the Buyer Loan Notes in accordance with paragraph 15 of Schedule 6 to the C-Corp Sellers in the proportions set opposite their respective names in part 2 of Schedule 1.

4.3	The Buyer Indirect Consideration shall be satisfied by:
(a)	the issue of the Buyer Initial Share to the C-Corp Sellers in the proportions set opposite their respective names in part 2 of Schedule 1; and

(b)	subject to the provisions of Schedule 6, the issue of the Buyer Performance Share to the C-Corp Sellers in the proportions set opposite their respective names in part 2 of Schedule 1.
4.4	Any payment made by the C-Corp Sellers to the Buyer under or in respect of any breach of this Agreement (including, without limitation, in respect of any claim for breach of the ODL Warranties, any Indemnity Claim or a claim made pursuant to Schedule 6 of this Agreement) or pursuant to the Tax Deed shall be and shall be deemed to be a reduction in the consideration paid for the Shares under this Agreement to the extent legally possible but shall in any event be treated for United States Federal income tax purposes as additional amounts contributed by the C-Corp Sellers to the capital of the Buyer in connection with the transactions described herein.

5	COMPLETION

5.1	On Completion, the sales and purchases of the Shares shall be completed in the order specified below with Completion taking place at the offices of the Buyer’s Solicitors on the fifth Business Day after the day on which all the conditions specified in clause 2.1(a) to 2.1(j) have been satisfied or waived or at such other place or time, or on such other date, as the parties may agree:
(a)	first, the sale of the Indirect Sale Shares by the ODL Shareholders to the C-Corp Sellers;

(b)	secondly, the sale of the Indirect Sale Shares by the C-Corp Sellers to the Buyer; and

(c)	thirdly, the sale of the Direct Sale Shares by the ODL Shareholders to the Buyer.
5.2	Insofar as they are able each of the ODL Sellers shall on Completion do, or procure to be done, the things specified in Schedule 5 (in so far as they have not already been done). The obligations of Gardenparty and the Adhering ODL Sellers pursuant to this clause 5.2 shall be limited to obligations relating to their own Shares within their personal control including voting their Shares in favour of any shareholder resolutions proposed to implement any matter specified in Schedule 5.

5.3	Following the performance of the ODL Sellers’ obligations under clause 5.2, the Buyer shall on Completion -
(a)	deliver one counterpart of the LLC Agreement executed by the Buyer to the C-Corp Sellers reflecting the issue of the Buyer Initial Share to the C-Corp Sellers and the ability to issue the Buyer Performance Share;

(b)	procure that:
(i)	Garret Graham Wellesley be appointed as an observer of the board of directors of the Buyer as the initial C-Corp Sellers’ board observer representative (such observer being entitled to receive notice of, and attend meetings, of the board of directors of the Buyer as if he were a director of the Buyer but not counting towards quorum or being entitled to speak or vote at any such meetings) and

(ii)	Lorenzo Naldini (or a substitute acceptable to the board of directors of the Buyer) be approved as an alternate observer of the board of directors of the Buyer for Garret Graham Wellesley; and
(c)	deliver the items specified in Part B of Schedule 5 duly executed by the Buyer.
5.4	The Buyer may make any payment due to the ODL Sellers under this Agreement and deliver the items specified in clause 5.3 to the Sellers’ Solicitors, whose receipt shall be a sufficient discharge to the Buyer and the Buyer shall have no duty to see that any items delivered to the Sellers’ Solicitors are further delivered or applied in any particular way. The ODL Sellers may deliver the items specified in clause 5.2 to the Buyers’ Solicitors whose receipt shall be a sufficient discharge to the ODL Sellers and the ODL Sellers shall have no duty to see that any items delivered to the Buyer’s Solicitors are further delivered or applied in any particular way.

5.5	If the ODL Sellers fail to comply with any of their obligations under clause 5.2 on or before the date fixed for Completion (whether by clause 5.1 or by a notice given pursuant to clause 5.5(b) below), the Buyer may, without prejudice to the Buyer’s rights or remedies which it may have under this Agreement and which in the case of repudiation are set out at clauses 5.5(b) and 5.7:
(a)	complete the sale and purchase of the Shares (so far as is practicable) on the date so fixed; or

(b)	by written notice to the Sellers’ Representative, defer Completion to a place, time and date, being a Business Day not less than 5 Business Days and not more than 25 Business Days after the date of the notice, and the provisions of clauses 5.2 and 5.3 shall apply to Completion so deferred and, if in such written notice, the Buyer specifies that the ODL Sellers’ failure constitutes a repudiatory breach, then the time and date for the deferred Completion shall be not less than 20 Business Days and not more than 25 Business Days after the date of the notice and the provisions of clauses 5.2 and 5.3 shall apply to Completion so deferred.
5.6	If the Buyer defers Completion in accordance with clause 5.5(b) above, it shall specify in the written notice referred to in clause 5.5(b) any breach of obligation it considers to be a repudiatory breach.

5.7	The Buyer acknowledges that it shall not be entitled to rescind or repudiate this Agreement except the Buyer shall be entitled to rescind this Agreement where there has been a repudiatory breach by the ODL Sellers, notice has been given in accordance with clause 5.5(b) and such repudiatory breach has not been remedied by the date of Completion as deferred in accordance with clause 5.5(b).

6	THE ODL WARRANTIES

6.1	The ODL Management Sellers and the C-Corp Sellers warrant to the Buyer at Signing in the terms set out in Schedule 8.

6.2	Any liability for breach of the ODL Warranties shall be borne solely through the Waterfall Payments Mechanism and none of the ODL Sellers shall have any personal liability whatsoever for any breach of the ODL Warranties.

6.3	In accordance with the terms therein the provisions of Schedule 9 shall apply to limit the liability arising under the ODL Warranties.

6.4	The ODL Warranties are given subject to matters Disclosed. No other information of which the Buyer has actual, constructive or imputed knowledge shall modify or discharge the C-Corp’s liability under the ODL Warranties in any way and the provisions of section 6(2) of the Law of Property (Miscellaneous Provisions) Act 1994 are hereby excluded. The Buyer acknowledges and confirms that, as at the Signing Date, it has no actual knowledge of a breach of any of the ODL Warranties.

6.5	Each of the ODL Warranties is a separate warranty and shall not be restricted in its extent or application by the terms of any of the other ODL Warranties or by any other term of this Agreement.

6.6	Each of the ODL Management Sellers and C-Corp Sellers warrants to the Buyer that the ODL Warranties set out in Part 1 of Schedule 8 shall remain true and accurate at Completion as if any express or implied reference in Part 1 of Schedule 8 to the date of this Agreement were a reference to the Completion Date.

6.7	Each of the ODL Sellers undertakes that they shall as soon as reasonably practicable disclose to the Buyer in writing any matter which becomes known to him before Completion and which gives rise, or might give rise, to a claim under the ODL Warranties set out in Part 1 of Schedule 8.

6.8	The liability under the ODL Warranties shall not be reduced in consequence of:
(a)	any assignment pursuant to clause 25; or,

(b)	any subsequent sale or sub-sale by the Buyer of the Shares or any of them, or any Group Company, which shall be wholly disregarded for the purpose of calculating the amount of such liability.

6.9	The ODL Sellers hereby waive any right which any of them may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by any director, officer or employee of any Group Company for the purpose of assisting the C-Corp Sellers and the ODL Management Sellers to give any of the ODL Warranties or to prepare the Sellers’ Disclosure Letter.

7	REPRESENTATIONS AND WARRANTIES OF THE BUYER

7.1	The Buyer warrants to the C-Corp Sellers in the terms set out in Schedule 10.

7.2	The provisions of Schedule 11 shall apply to limit the liability of the Buyer under the Buyer’s Warranties.

7.3	Each of the Buyer’s Warranties are given subject to matters fairly disclosed in the Buyer’s Disclosure Letter in sufficient detail to enable the Sellers’ Representative to understand their nature and scope. The ODL Management Sellers and C-Corp Sellers acknowledge and confirm that, as at the Signing Date, they do not have actual knowledge of a breach of any of the Buyer’s Warranties.

7.4	Each of the Buyer’s Warranties is a separate warranty and shall not be restricted in its extent or application by the terms of any of the other Buyer’s Warranties or by any other term of this Agreement.

7.5	The Buyer warrants to the C-Corp Sellers that the Buyer’s Warranties set out in Part 1 of Schedule 10 shall remain true and accurate at Completion as if any express or implied reference in Part 1 of Schedule 10 to the date of this Agreement were a reference to the Completion Date.

7.6	The Buyer undertakes that it shall as soon as reasonably practicable disclose to the Sellers’ Representative in writing any matter which becomes known to it before Completion and which gives rise, or might give rise, to a claim under the Buyer’s Warranties set out in Part 1 of Schedule 10.

7.7	The Buyer’s liability under the Buyer’s Warranties shall not be reduced in consequence of:
(a)	any assignment pursuant to clause 25; or,

(b)	any subsequent sale or sub-sale by the Buyer of the Shares or any of them, or any Group Company, which shall be wholly disregarded for the purpose of calculating the amount of such liability.

8	INDEMNITIES

8.1	Any liability for breach of this clause 8 shall be borne by the C-Corp Sellers.

8.2	In accordance with the terms therein the provisions of Schedule 9 shall apply to limit the liability of the C-Corp Sellers under the Indemnities.

8.3	The C-Corp Sellers undertake to fully indemnify, keep indemnified and hold harmless on demand the Buyer and each Group Company solely through the Waterfall Payment Mechanism against all Losses which are suffered or incurred by any of them and which arise out of or in connection with:
(a)	the operations, conduct of business of ODL Securities (Canada) Limited and the sale of ODL Securities (Canada) Limited to 0869142 B.C. Ltd including pursuant to the terms of an agreement for the sale and purchase of the entire issued share capital of ODL Securities (Canada) Limited dated on or around 5 February 2010 between (1) ODL Group Limited, (2) 0869142 B.C. Ltd and (3) John Hodgins and Tim Hodgins provided that such indemnity shall only apply to the extent it exceeds the specific reserve for such matter in the 2010 Management Accounts;

(b)	a determination or order of any regulatory or governmental authority responsible for regulation of the conduct of investment business or financial services activity to impose upon any Group Company as a result of the operations of any Group Company prior to Signing a Financial Penalty upon any Group Company which individually or in the aggregate are in an amount exceeding US$100,000 in which event the whole of such Financial Penalty shall be payable and not just the excess;

(c)	notwithstanding Completion, any additional shortfall in Signing Net Assets as at the Signing Date from that shown in the Signing Report where such additional shortfall is greater than US$500,000, in which event the whole of such additional shortfall shall be payable and not just the excess;

(d)	any additional shortfall in Customer Assets less Customer Liabilities as at the Signing Date from that shown in the Signing Report where such additional shortfall is greater than US$500,000, in which event the whole of such additional shortfall shall be payable and not just the excess;

(e)	any and all breaches of Schedule 12;

(f)	any claim which is threatened or made by any shareholder, employee or officer of any Group Company against any Group Company, the Buyer or any Member of the Buyer Group or any shareholder, officer or employee thereof and relating in whole or in part to any fact, matter or circumstance existing prior to Completion or arising as a result of or in connection with Completion;

(g)	in the event that Testio Limited (or its successors or assigns) refuses or fails to relinquish, waive or otherwise surrender in a form acceptable to the Buyer any claim for payment or rebates of €1,055,000 prior to 31 December 2010;

(h)	any claim which is threatened or made by Testio Limited (or its successors or assigns) against any Group Company in relation to unpaid payments, fees, rebates (including Clause 8.3(g)) or otherwise and relating in whole or in part to any fact, matter or circumstance existing prior to Completion;

(i)	any claim which is threatened or made by FT Advisors Limited (or its successors or assigns) against any Group Company in relation to unpaid payments, fees or otherwise and relating in whole or in part to any fact, matter or circumstance existing prior to Completion;

(j)	the lease dated 29 December 2005 of the 8th Floor, 10 Lower Thames Street, London (“8th Floor Premises”) (being one of the Properties) made between (1) Express Newspapers and (2) ODL Securities Limited (“the 8th Floor Lease”) not having being registered at the Land Registry and any claim made or threatened by any party relating to the validity or enforceability of the 8th Floor Lease including (but not by way of limitation) all Losses which are suffered or incurred in the event the occupiers of the 8th Floor Premises are required to vacate the 8th Floor Premises and relocate to other premises;

(k)	the suspension and investigation of the following employees, Adrian McGrath and Greg Kallinikos and the following consultant, Anthony Paul Clements, whether occurring before or after Completion, any action taken against these individuals, whether taken before or after Completion, including but not limited to termination of the employment of Adrian McGrath and Greg Kallinikos or the termination of the consultancy agreement with Anthony Paul Clements and for any claims, proceedings, awards, fines, orders, demands, compensation, costs, expenses, liabilities, damages, actions, payments by way of settlement, penalties, tribunal awards and other liabilities (including legal and other professional fees and expenses on an indemnity basis) whenever or howsoever arising or brought by or in respect of these individuals and whether arising or brought before or after Completion; and

(l)	any and all of the contracts between a Group Company and a third party pursuant to which such third party may act as an appointed representative of a Group Company where such relationship is not, or has caused a Group Company to not be, fully compliant with Law including all requirements of the FSA from time, or such third party is in breach of contract, any action to terminate any such contract and for any claims, proceedings, awards, fines, orders, demands, compensation, costs, expenses, liabilities, damages, actions, payments by way of settlement, penalties, tribunal awards and other liabilities (including legal and other professional fees and expenses on an indemnity basis) whenever or howsoever arising or brought by or in respect of these appointed representatives and whether arising or brought before or after Completion.
9	CONDUCT OF EBT

9.1	The Buyer shall consult with the Sellers’ Representative in the event that:
(a)	the Buyer seeks to waive in whole or in part or materially amend the Trustee Facility Agreement; or

(b)	the Buyer seeks to assign, transfer or otherwise dispose of its interest under the Trustee Facility Agreement (whether as part of an internal re-organisation or otherwise);
it being the intention that the Sellers’ Representative shall be given the opportunity to present to the Buyer such structural proposals to the operation and management of the EBT Plan to find the most suitable and tax-efficient way of operating or winding down the EBT Plan to the reasonable satisfaction of the Buyer.

9.2	The timeframe for consultation shall be set by the Buyer in its sole discretion but acting reasonably taking into account the nature of the arrangement of the EBT Plan and the aims of the Buyer and any Group Company.

9.3	The Buyer shall promptly communicate to the Sellers’ Representative its conclusions on how it intends to proceed.

9.4	At any time the Buyer shall have the right (but not the obligation) to require that the C-Corp Sellers acquire all of the Buyer’s and each Group Company’s right, title and interest in the EBT Plan including but not limited to the Trustee Facility Agreement and assume all obligations thereunder or in connection therewith (including any current of future liability for Tax in connection with the EBT Plan) to such person(s) as the Sellers’ Representative notifies on the following basis:
(a)	the transfers shall be for nil consideration save that any liability of the Buyer and/ or any Group Company for Tax in connection with the EBT Plan (including its transfer) shall be discharged in full by the C-Corp Sellers on transfer, whether the same is due or not and provided that the Buyer and each Group Company shall continue to be indemnified in respect of the EBT Plan in accordance with the Tax Deed and Clause 8; and

(b)	all costs associated with effecting such transfer shall be for the account of the C-Corp Sellers.
9.5	In the event of rebate or repayment by HMRC of the S419 Payment which is received by the Group in whole or in part (a “S419 Rebate”) after the Final Claims Date and provided that there are no actual or contingent liabilities of the Buyer or any Group Company in connection with the EBT Plan which have not otherwise been collateralised or secured pursuant to paragraph 40 of Schedule 6 then the Buyer shall promptly transfer an amount equal to such S419 Rebate to the Sellers’ Solicitors’ US$ Bank Account on behalf of the C-Corp Sellers.

9.6	In the event that Buyer is in material breach its obligation to consult under clause 9.1 then the Buyer shall thereafter not be entitled to claim indemnification for Tax under clause 3.1(e) of the Tax Deed in respect of the EBT Plan.

10	ANCILLARY AGREEMENTS ON SIGNING AND OTHER PRE-COMPLETION OBLIGATIONS

10.1	The White Label Agreement, Referring Broker Agreement and Omnibus Agreement have been executed by the UK Regulated Company on or before the date of this Agreement.

10.2	The ODL Management Sellers and the C-Corp Sellers undertake to the Buyer to co-operate fully in assisting with the transfer of the ODL Group’s trading book to the Buyer at Signing.

11	POST-COMPLETION OBLIGATIONS

11.1	Each of the ODL Management Sellers undertakes (in respect of themselves only) and the C-Corp Sellers undertake to the Buyer that -

(a)	as soon as is practicable after Completion they shall use their best endeavours to obtain the release of each Group Company from any guarantee, indemnity or security given by such Group Company in connection with any liability of them or any Connected Person (including in connection with the EBT Plan) of any of any of them and they shall give any further guarantee, indemnity, security or similar obligation which may be required as a condition for such release;

(b)	from Completion until such release is obtained they shall not and it shall procure that each Connected Person of them shall not do or omit to do any act or thing whereby the liability of any Group Company in respect of such guarantee, indemnity or security is increased or extended; and

(c)	they shall fully indemnify, keep indemnified and hold harmless on demand the Buyer and each Group Company against all Losses which may be suffered or incurred by any of them and which arise out of or in connection with any such guarantee, indemnity or security.
11.2	As soon as practicable after Completion the ODL Management Sellers and C-Corp Sellers shall send to the Buyer (at such office as it shall specify for the purpose) all records, correspondence, documents, files, memoranda and other papers relating to the ODL Group not required to be delivered at Completion and which are not kept at the Properties.

11.3	The ODL Management Sellers and C-Corp Sellers undertake to the Buyer that they shall promptly upon demand provide all information as may be reasonably requested by the Buyer from time to time in order for the Buyer to assess and comply with its obligations to make withholdings in respect of Tax from amounts payable in respect of the Buyer Direct Consideration and Buyer Indirect Consideration.

12	RESTRICTIVE COVENANTS

In consideration of the obligation to purchase the Shares on the terms and subject to the conditions of this Agreement, the Restricted Shareholders shall deliver a duly executed Restrictive Covenant on Signing to the Buyer.

13	SELLERS’ REPRESENTATIVE

13.1	Each of the ODL Sellers hereby appoint the Sellers’ Representative as its agent with power on its behalf to take any action required, permitted or, in the absolute discretion of the Sellers’ Representative, desirable or expedient pursuant to or in connection with this Agreement, including power to -
(a)	sign the Buyer’s Disclosure Letter by way of receipt on behalf of each of the ODL Sellers;

(b)	give any consent, direction or notice to be given by all or any of the ODL Sellers under or in connection with this Agreement, the Tax Deed and any other document referred to in, or entered into pursuant to or in connection with, this Agreement and which shall be given in writing specifying that such consent, direction or notice is given in his capacity as Sellers’ Representative under this Agreement (and any notice or other communication so given shall be deemed to have been given to all the ODL Sellers);

(c)	receive all demands, notices or other communications directed to the ODL Sellers under or in connection with this Agreement, the Tax Deed and any other document referred to in, or entered into pursuant to or in connection with, this Agreement;

(d)	vary, amend or waive any provisions of this Agreement, the Tax Deed and any other document referred to in, or entered into pursuant to or in connection with, this Agreement.
13.2	Subject to clauses 13.3 and 13.4 below, the appointment of the Sellers’ Representative shall be irrevocable until the date on which any claim made by the Buyer under this Agreement, the Tax Deed and any other document referred to in, or entered into pursuant to or in connection with, this Agreement shall have been finally satisfied, settled or withdrawn, at which date such appointment shall automatically terminate, and from Completion until such time the Buyer and all other persons may conclusively and absolutely rely, without inquiry, upon any action of the Sellers’ Representative in accordance with this clause as the act of the ODL Sellers in all matters referred to in clause 13.1.

13.3	The ODL Sellers acknowledge and agree that the C-Corp Sellers shall have the sole right to appoint and remove the Sellers Representative. C-Corp Sellers shall be entitled at any time, by sending a joint written notice to the Buyer in advance of any such termination, to terminate the appointment of the person at that time appointed as the Sellers’ Representative and to appoint any other person to act as the Sellers’ Representative in his place provided that such person agrees in writing to accept such appointment in accordance with the terms of this Agreement.

13.4	In the event of the death or incapacity of the Sellers’ Representative, the C-Corp Sellers shall within 14 days thereafter by joint written notice to the Buyer appoint an ODL Seller as his successor who shall agree in writing to accept such appointment in accordance with the terms of this Agreement.

13.5	Save in respect of fraud or dishonesty, the Sellers’ Representative shall not be liable to the other ODL Shareholders for any claims whatsoever arising from any act it may do pursuant to this clause.

13.6	The first Sellers’ Representative shall be Giles Elliott who agrees to act as Sellers’ Representative upon the terms and conditions set out in this clause and in accordance with this Agreement.

14	SERVICE OF NOTICES

14.1	Any notice or other communication to be given or served under or in connection with this Agreement shall be in writing and shall be delivered by hand to the party due to receive the notice at the following address -
(i)	in the case of the ODL Sellers (or any of them), to the Sellers’ Representative to Barelands Farm, Bells Yew Green, Tunbridge Wells, Kent TN3 9BD marked for the attention of Giles Elliott; and

(ii)	in the case of the Buyer, to Forex Capital Markets, LLC, Financial Square, 32 Old Slip, 10th Floor, New York, New York 10005 marked for the attention of Drew Niv, CEO, with copies to Forex Capital Markets, LLC, Financial Square, 32 Old Slip, 10th Floor, New York, New York 10005 marked for the attention of David Sassoon, General Counsel, and Reed Smith LLP, The Broadgate Tower, 20 Primrose Street, London EC2R 2AS marked for the attention of Robert Falkner;
or at such other address as may previously by notice given in accordance with this clause have been specified by that party.

14.2	A notice is deemed to be given or served at the time it is delivered by hand at the address for service under this clause provided that where this occurs after 5.00pm on a Business Day, or on a day which is not a Business Day, the date of service shall be deemed to be the next Business Day.

14.3	Any notice under or in connection with this Agreement shall not be validly given or served if sent by e-mail, facsimile or any other form of electronic communication.

15	ANNOUNCEMENTS

Except insofar as is required by law or the requirements of the FSA or other regulatory or governmental body and then after consultation with the other party, no announcement of the sale and purchase of the Shares or the terms of this Agreement shall be made by either party to any person without the consent of the other party and pending any announcement each party shall use its best endeavours to keep the existence of this Agreement and its terms confidential.

16	COSTS

16.1	Save as set out herein (including under Schedule 6) or otherwise agreed in writing by them, the parties shall pay their own costs and expenses in connection with and incidental to this Agreement.

17	CURRENCY CONVERSION

17.1	Any payment to be made under or pursuant to this Agreement shall, unless otherwise specified to the contrary or agreed in advance by the payee, be paid in US$ and to the extent necessary any other currency shall be converted into US$ at the Conversion Rate prevailing on the day immediately preceding the date on which payment is due or, where the payment is to be made in respect of any claim for any breach of this Agreement, at the Conversion Rate prevailing on the date on which the parties agree that the payment is to be made or on the relevant judgment date.

17.2	Where any calculation to be made under or pursuant to this Agreement requires the base currency to be converted in US$ or GBP, the parties shall adopt the Conversion Rate prevailing on the day immediately preceding the date on which the calculation is required to be performed.

18	GROSS-UP

All amounts due under a Buyer Claim, Indemnity Claim or Warranty Claim shall be paid in full and if any or all of the parties liable under such Buyer Claim, Indemnity Claim or Warranty Claim is required by law to make any deduction or withholding the sum due from such party shall be increased to the extent necessary to ensure that, after making such deduction or withholding, the recipient receives and retains (free of any liability in respect of any such deduction or withholding) a net sum equal to the sum it would have received and retained had no deduction or withholding then been required to be made.

19	INTEREST ON LATE PAYMENTS

If any party fails to pay a sum payable by it on the due date for payment under this Agreement, it shall pay interest on the overdue sum for the period from and including the due date of payment up to the date of actual payment (after as well as before judgment) at the Interest Rate. Such interest shall accrue from day to day and shall be paid on demand. Unpaid interest shall compound monthly.

20	NO SET-OFF

All payments to be made under this Agreement and the LLC Agreement shall be made in full without any set-off or counterclaim and free from any deduction or withholding except as may be required by law or otherwise specified in this Agreement or the LLC Agreement.

21	ENTIRE AGREEMENT AND MODIFICATION

This Agreement together with any documents referred to in it constitutes the whole agreement of the parties in relation to its subject matter and supersedes any previous agreement, representations, warranties or arrangements (whether in writing or oral) between them in relation to that matter; and no modification of this Agreement shall be effective unless it is made in writing and signed on behalf of each party.

22	WAIVER

The exercise, or partial exercise, of or any delay or omission in exercising any right conferred by this Agreement on any party shall not constitute a waiver of that or any other right or remedy available to that party nor affect the right to exercise that right or remedy at a later time and the rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

23	EFFECT OF COMPLETION

The ODL Warranties, and all other provisions of this Agreement insofar as they have not been performed at Completion, shall not be extinguished or affected by and shall remain in full force and effect notwithstanding Completion.

24	THIRD PARTY RIGHTS

24.1	No term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 or otherwise by any person other than the parties to this Agreement -
(a)	save that any person mentioned in clauses 6.9, 8, 9.4 and 11.1 of this Agreement may enforce the terms of that clause in accordance with that Act;

(b)	save as expressly provided in the Tax Deed; and

(c)	to the extent, if any, that any other provision of this Agreement otherwise expressly provides for that Act to apply to any of its terms.
24.2	Notwithstanding that any term of this Agreement may be or become enforceable by a person who is not a party to it, the terms of this Agreement or any of them may be varied, amended or modified or this Agreement may be suspended, cancelled or terminated without the consent of any third party.

25	ASSIGNMENT

25.1	Subject to clause 25.2, no party may assign or grant, or agree or purport to assign or grant, any Encumbrance over any of its rights under this Agreement, the Tax Deed and any other agreement referred to in this Agreement.

25.2	The Buyer may assign in whole or in part the benefit of this Agreement, the Tax Deed and any other agreement referred to in this Agreement and any such assignee may enforce any right or benefit assigned to it as if it had been named as the Buyer in this Agreement, the Tax Deed or any other agreement referred to in this Agreement, and may recover as if it had acquired the Shares for the consideration and on the other terms of this Agreement and had thereby sustained all diminutions of value, losses and expenses in consequence of such acquisition as have been sustained by the Buyer and any subsequent holder of the Shares, including itself, as if they were all one entity which had retained the ownership of the Shares throughout PROVIDED THAT the ODL Sellers’ liability under this Agreement shall not be greater than its liability had no assignment taken place.

26	SEVERANCE

If any provision of this Agreement is held by a Competent Authority to be invalid or unenforceable in whole or in part, this Agreement shall continue to be valid as to its other provisions and the remainder of the affected provision.

27	FURTHER ASSURANCE

The ODL Sellers shall from time to time and at all times after the Completion Date upon request by the Buyer do all such acts and execute all such documents as the Buyer may reasonably require for the purposes of vesting the full legal and beneficial ownership of the Shares of such ODL Seller in the Buyer (or such person as it shall direct) and giving to the Buyer the full benefit of this Agreement in relation to such ODL Seller’s Shares.

28	COUNTERPARTS

This Agreement may be executed in more than one counterpart and shall come into force once each party has executed such a counterpart in identical form and exchanged it with the other parties.

29	GOVERNING LAW AND JURISDICTION

This Agreement and any dispute or claim (whether contractual or otherwise) arising out of or in connection with it or its subject matter shall be governed by and construed in accordance with the laws of England and Wales, and the parties shall submit to the exclusive jurisdiction of the courts of England and Wales in relation to any such disputes or claims.

30	SERVICE OF PROCESS

30.1	Each of the ODL Sellers irrevocably appoints Giles Elliott of Barelands Farm, Bell Yew Green, Tunbridge Wells, Kent TN3 9BD as their process agent to receive on its behalf service of process in any proceedings in England. Such service shall be deemed completed on delivery to such process agent (whether or not it is forwarded to and received by the ODL Sellers). If for any reason such process agent ceases to be able to act as a process agent or no longer has an address in England, the ODL Sellers irrevocably agree to appoint a substitute process agent acceptable to the Buyer and to deliver to the Buyer a copy of the new process agent’s acceptance of that appointment within 14 days.

30.2	The Buyer irrevocably appoints Reed Smith LLP as its process agent to receive on its behalf at its registered office from time to time and marked for the attention of Robert Falkner/Richard Shine service of process in any proceedings in England. Such service shall be deemed completed on delivery to such process agent (whether or not it is forwarded to and received by the Buyer). If for any reason such process agent ceases to be able to act as a process agent or no longer has an address in England, the Buyer irrevocably agrees to appoint a substitute process agent acceptable to the ODL Sellers and to deliver to the Sellers’ Representative a copy of the new process agent’s acceptance of that appointment within 14 days.

30.3	The parties irrevocably consent to any process in any legal action or proceedings in connection with this Agreement being served on any or all of them in accordance with the provisions of this Agreement relating to the service of notices. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law.

Executed and delivered as a deed by	)
BLUE FX HOLDINGS CORPORATION	)	/s/ Giles Elliott and Lorenzo Naldini

a company incorporated in Delaware		Name: Giles Elliott and Lorenzo Naldini
acting by an authorised signatory who in		Title: Directors
accordance with the laws of that territory
is acting under the authority of that company

Executed and delivered as a deed by	)
COWLEY CORPORATION	)	/s/ Giles Elliott and Lorenzo Naldini

a company incorporated in Delaware		Name: Giles Elliott and Lorenzo Naldini
acting by an authorised signatory who in		Title: Directors
accordance with the laws of that territory
is acting under the authority of that company

Executed and delivered as a deed	)
by GARDENPARTY LIMITED	)	/s/ Mark Dawson

a company incorporated in the Isle of Man		Name: Mark Dawson
acting by an authorised signatory who in		Title: Authorized Signatory
accordance with the laws of that territory
is acting under the authority of that company

Executed and delivered as a deed	)
GARRET GRAHAM WELLESLEY	)	/s/ Garret Graham Wellesley

Garret Graham Wellesley

in the presence of:

Witness Signature:	Richard Shine

Witness Name:	Richard Shine

Address:	Reed Smith LLP

London

Executed and delivered as a deed	)
LORENZO NALDINI	)	/s/ Lorenzo Naldini

Lorenzo Naldini

in the presence of:

Witness Signature:	Damien Clayton

Witness Name:	Damien Clayton

Address:	39A Great Percy Street

London

Executed and delivered as a deed	)
GILES ELLIOTT	)	/s/ Giles Elliott

Giles Elliott

in the presence of:

Witness Signature:	Richard Shine

Witness Name:	Richard Shine

Address:	Reed Smith LLP

London

Executed and delivered as a deed	)
by FXCM HOLDINGS, LLC	)	/s/ Dror Niv

a company incorporated in Delaware		Name: Dror Niv
acting by an authorised signatory who in		Title: Chief Executive Officer
accordance with the laws of that territory
is acting under the authority of that company